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                                                                    EXHIBIT 11.1




                      AMERICAN DENTAL TECHNOLOGIES, INC.
          STATEMENT RE:  COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                             Three Months Ended             Nine Months Ended
                                                               September 30                    September 30
                                                           1996            1995            1996            1995
                                                        --------------------------      --------------------------
Primary net income (loss) per share

Weighted average shares outstanding                     23,644,905      15,716,150       18,480,270       14,990,869

Net effect of dilutive stock options and
        warrants based on the treasury stock
        method using average market price or
        the initial public offering price                6,892,710         252,643        4,748,279          252,643
                                                       -----------     -----------      -----------      -----------
Weighted average number of common
        and common equivalent shares                    30,537,615      15,968,793       23,228,550       15,243,512
                                                       ===========     ===========      ===========      ===========

Net income (loss) available for common
        shareholders                                   $   748,999     $  (954,332)     $ 1,887,250      $  (576,068)
                                                       ===========     ===========      ===========      ===========

Net income (loss) per common share                     $      0.02     $     (0.06)     $      0.08      $     (0.04)
                                                       ===========     ===========      ===========      ===========




                                                           Three Months Ended       Nine Months Ended
                                                           September 30, 1996       September 30, 1996
                                                           ------------------       ------------------
Fully diluted net income per share

Weighted average shares outstanding                              23,644,905               18,480,270
Net effect of dilutive stock options and
        warrants based on the treasury stock
        method using the higher of average or
        ending market price or the initial
        public offering price                                     6,892,710                5,906,082
                                                                -----------              -----------
Weighted average number of common
        and common equivalent shares                             30,537,615               24,386,353
                                                                ===========              ===========
Net income available for common
        shareholders                                            $   748,999              $ 1,887,250
                                                                ===========              ===========
Net income per common share                                     $      0.02              $      0.08
                                                                ===========              ===========



Note:   Fully Diluted Net Loss per share for the three and nine month periods ended September 30, 1995 are represented by the same calculation as Primary Net Loss per share. The Net Income (Loss) per share was calculated using the Treasury Stock Method.